EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the SanDisk Corporation 2005 Stock Incentive Plan, the SanDisk Corporation 2005 Employee Stock Purchase Plan and the SanDisk Corporation 2005 International Employee Stock Purchase Plan and to the incorporation by reference therein of our reports dated March 15, 2005, with respect to the consolidated financial statements and schedule of SanDisk Corporation included in its Annual Report (Form 10-K) for the year ended January 2, 2005, SanDisk Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SanDisk Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
June 23, 2005